EXHIBIT 99.2



FOR IMMEDIATE RELEASE:                                       NEWS
January 19, 2001                                         OTC-VARL

               VARI-L COMPANY RELEASES FINANCIAL INFORMATION
          AS ANTICIPATED IN ITS ANNOUNCEMENT OF DECEMBER 27, 2000

DENVER, Colorado - Vari-L Company, Inc. (OTC-VARL), a leading supplier of advanced components for the wireless industry, today released unaudited condensed income statement information for the three months ended September 30, 2000 and September 30, 1999; for the six months ended June 30, 2000 and June 30, 1999; and for the year ended December 31, 1999. In addition, the Company released unaudited condensed balance sheet information for September 30, 2000; June 30, 2000; and December 31, 1999. Amounts related to periods before June 30, 2000 represent restated amounts.

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 2000, WITH THE THREE MONTHS ENDED SEPTEMBER 30, 1999

For the quarter ended September 30, 2000, Vari-L reported revenue of $11.5 million versus $6.5 million in the same quarter in 1999, reflecting strong growth in the Company's core business serving the commercial market and a one-time benefit from the closeout of a contract, as well as contract cancellation fees. Gross profit in the 2000 quarter was $5.4 million, or 47% of sales, versus $3.1 million, or 47% of sales, in the comparable 1999 quarter. Included in cost of goods sold is a provision of $0.5 million for the three months ended September 30, 2000 and less than $0.1 million for the three months ended September 30, 1999 for obsolete and excess inventory. The gross margin percentage in the 2000 quarter reflected an improvement in the ratio of manufacturing overhead costs, many of which are fixed, to revenue, an improvement in the ratio of labor related costs to revenue, offset by an increase in the ratio of material costs to revenue and the inventory provision.

Total operating expenses for the 2000 quarter were $5.4 million versus $2.9 million in the comparable 1999 quarter. Of the $2.5 million increase, $1.2 million was related to the expenses attributable to the accounting restatements and the related shareholder litigation, and $0.2 million was related to stock compensation, primarily related to the issuance of stock options in prior years. General and administrative expense also increased in part due to the cost of the interim senior management, which was provided by an outside consulting firm. Other categories of expenses increased as a result of increased personnel to support the increased volume of business.

As a result, the net loss for the quarter ended September 30, 2000 was $0.2 million, or $0.03 per share versus a profit of less than $0.1 million in the comparable 1999 quarter, or $0.01 per share ($0.01 on a diluted basis).

Excluding the impact of stock compensation (which is a non-cash charge to earnings) and expenses relating to the accounting restatements and the related shareholder litigation, (which management believes is non-recurring), net income in the quarter ended September 30, 2000 would have been $1.3 million, or $0.18 per share ($0.18 on a diluted basis), versus $0.1 million in the comparable 1999 quarter, or $0.01 per share ($0.01 on a diluted basis).

On the other hand, a combination of events caused revenue and gross profit in the three months ended September 30, 2000 to be higher than in the three months ended September 30, 1999. These events included:

     o During the quarter ended September 30, 2000, the Company benefited from revenue and resultant gross profit due to production associated with the end of life of a particular contract as well as contract cancellation fees.
     o The increased volume associated with the end of life contract enabled the Company to achieve more efficient production runs during the quarter.
     o The product mix experienced by the Company during the quarter was favorable.

Partially offsetting these factors was a provision of $0.5 million for obsolete and excess inventory items.

The Company expects revenue in the three months ended December 31, 2000 to be approximately $10.9 million, as compared with the $11.5 million in the quarter ended September 30, 2000.

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 2000 WITH THE SIX MONTHS ENDED JUNE 30, 1999

Consistent with its previously announced plans to change its fiscal year end from December 31 to June 30, the Company also announced results for the six months ended June 30, 2000 and the six months ended June 30, 1999.

Revenue for the six months ended June 30, 2000 was $17.2 million versus $10.8 million for the six months ended June 30, 1999. This improvement reflects increased demand from the commercial market. Gross profit for the six months ended June 30, 2000 was $6.8 million, or 40% of sales, versus $5.2 million, or 48% of sales, in the comparable 1999 period. Included in cost of goods sold is a $0.4 million provision for the six months ended June 30, 2000 and less than $0.1 million for the six months ended June 30, 1999 for obsolete and excess inventory. The lower gross profit margin in the 2000 period principally reflected a much higher ratio of material costs to sales, due in part to the Company's decision to pay higher costs in return for expedited delivery of the materials.

Total operating expenses for the six months ended June 30, 2000 were $7.9 million versus $5.3 million in the comparable 1999 period. Of the $2.6 million increase, $1.6 million was due to higher selling, general and administrative, and research and development expense. All such expenses reflected the higher cost of supporting the substantially higher revenue base the Company had achieved and positioning the Company for anticipated increased demand for new products. These cost categories increased in absolute dollars, but declined as a percentage of revenue. In addition, stock compensation amounted to $0.5 million in the six months ended June 30, 2000 versus $0.1 million in the comparable 1999 period. Expenses attributable to the accounting restatements and the related shareholder litigation in the 2000 period amounted to $0.5 million versus no such expenses in the comparable 1999 period.

Other income (expense), principally interest expense, net of interest income, improved by $0.2 million in the six-month period ended June 30, 2000 versus the comparable 1999 period due to additional interest income earned on higher cash balances.

As a result of the above factors, the net loss for the six months ended June 30, 2000 was $1.2 million, or $0.17 per share, compared with a loss of $0.5 million, or $0.09 per share, in the comparable period in 1999.

Excluding the impact of stock compensation (which is a non-cash charge to earnings) and expenses relating to accounting restatements and related shareholder litigation (which management believes is nonrecurring), net loss in the six months ended June 30, 2000 would have been $0.2 million, or $0.03 per share, compared with a loss of $0.5 million, or $0.08 per share, in the 1999 period.

DISCUSSION OF 1999 RESTATED FULL YEAR RESULTS AND THE RESTATED BALANCE SHEET AS OF DECEMBER 31, 1999

The Company has restated its 1999 results, and, as previously announced, will include its restated 1999 financial statements in its transition report on form 10-KSB/T which it intends to file with the SEC.

For the year ended December 31, 1999, the Company reported sales of $24.2 million and a gross margin of $11.4 million, or 47% of sales. Total operating expenses were $11.7 million, resulting in an operating loss of $0.3 million. Other income (expense), consisting principally of interest expense, net of interest income, amounted to $0.6 million, resulting in a loss of $0.9 million, or $0.16 per share.

The Company had previously reported net income of $3.4 million for the year ended December 31, 1999. A reconciliation of the previously reported earnings to the restated loss of $0.9 million is attached. As noted thereon, the principal factors that negatively impacted the restated results are a $1.3 million adjustment to inventories to increase the allowance for obsolete and excess inventory items and to bring carrying values in line with recalculated standard costs; a $4.0 million adjustment to the carrying value of property and equipment to reflect significantly reduced capitalized labor costs, shorter economic asset lives, reduced residual values and to eliminate certain items that do not qualify for capitalization; a $0.7 million adjustment to intangibles and other assets to eliminate the capitalization of internal labor, to eliminate certain other deferred costs related to patents and ISO 9001 registration and to reflect a reduction in the estimated useful lives of certain patents; $0.4 million of additional accrued expenses and $0.1 million of stock compensation expense. Partially offsetting these downward adjustments is the elimination of $2.1 million of deferred income taxes and a $0.1 million increase in prepaid expenses.

As previously reported, the Company has been informed by KPMG LLP, its independent auditor, that they will not be able to express unqualified audit opinions for periods prior to June 30, 2000. The decision, which was made following many months of efforts by KPMG and Vari-L management, is based on KPMG's determination that the internal controls over inventory accounting and management systems prior to June 30, 2000 were not sufficiently reliable to enable KPMG to audit the Company's inventory quantities. KPMG is unable to apply alternative auditing procedures to the Company's inventory balances for periods prior to June 30, 2000. The Company and KPMG concluded that no amount of reconstructive accounting could overcome the conditions that existed prior to June 30, 2000. For related reasons, the Company has determined that it is not feasible to restate financial statements for periods prior to January 1, 1999. The cumulative effect of these adjustments have been recorded as an adjustment to stockholders' equity as of January 1, 1999.

The attached Schedule also reconciles the Company's previously reported equity of $49.8 million as of December 31, 1999 to the $14.4 million recorded in the restated balance sheet. Of the $35.4 million reduction in stockholders' equity, the factors that negatively impacted equity are a $0.9 million reduction of accounts receivable reflecting an increase in the reserve for uncollectible trade accounts receivable; a $5.8 million adjustment to inventories to increase the allowance for obsolete and excess inventory items and to bring carrying values in line with recalculated standard costs; a $1.1 million reduction in prepaid expenses; a $25.6 million adjustment to the carrying value of property and equipment to reflect significantly reduced capitalized labor costs, shorter economic asset lives, reduced residual values and to eliminate certain items that do not qualify for capitalization; a $3.5 million adjustment to intangibles and other assets to eliminate the capitalization of internal labor, to eliminate certain other deferred costs related to patents and ISO 9001 registration and to reflect a reduction in the estimated useful lives of certain patents, and; a $2.2 million adjustment to accrued expenses. Partially offsetting these downward adjustments is the elimination of $3.7 million of deferred income taxes.

DISCUSSION OF LIQUIDITY AND BALANCE SHEETS DATED SEPTEMBER 30, 2000; JUNE 30, 2000; AND DECEMBER 31, 1999

The Company's working capital at September 30, 2000, excluding the bank loan of $9.9 million, was $16.8 million. Working capital at September 30, 2000 includes cash of $6.3 million.

On September 28, 2000, the Company concluded a forbearance agreement with Bank One Colorado, N.A., its principal secured creditor, that, among other provisions, called for a principal payment which reduced the Company's bank loan from $11.5 million to the $9.9 million reported as of September 30, 2000. The Company renegotiated an extension of its forbearance agreement with Bank One effective December 15, 2000. The revised agreement provided for a further paydown of the bank loan to $8.8 million. The agreement now extends through March 31, 2001 and the loan is collateralized by accounts receivable, inventories, fixed assets and certain other assets of the Company.

During the nine months ended September 30, 2000, the Company made investments in plant and equipment of approximately $2.0 million to increase production capability and to support the higher personnel base of the Company

"We are pleased to have finalized our financial results so that our shareholders and other stakeholders can have a better understanding of the financial health and performance of the Company," said Pete Pappas, CEO. "We believe that our financial results are a clear indication that Vari-L has the potential to thrive in the future.

"On behalf of the board of directors and all employees of Vari-L, I want to thank our shareholders, customers, vendors and other stakeholders for their patience, loyalty and support of Vari-L during the past several months," Pappas added. "The release of our financial results is an important milestone for Vari-L in our effort to restore shareholder confidence and move this company forward in a positive manner. While we still face a number of challenges, we are confident Vari-L is headed in the right direction and look forward to reporting our progress as it unfolds."

Through its headquarters in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agilent Technologies, Digital Microwave, Ericsson, Glenayre Technologies (Wireless Access), Harris, Hughes, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Newbridge Networks, Nokia, Northrop Grumman, Novatel Wireless, Raytheon, Samsung and Siemens.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications, licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, the outcome of pending and threatened litigation and regulatory actions, the success and timeliness of the Company's efforts to restate its prior financial statements and report future financial results on a timely basis, as well as other factors.

                                 CONTACTS:

Vari-L Company, Inc.              Pfeiffer Public Relations, Inc.
Pete Pappas, CEO                                     Jay Pfeiffer
303/371-1560                                         303/393-7044
                                               jay@pfeifferpr.com





                           VARI-L COMPANY, INC.

                         STATEMENTS OF OPERATIONS

                                (unaudited)

                                Three months ended      Three months ended
                                  September 30,           September 30,
                                     1999 2000
                                ------------------      ------------------
                                                            (restated)

Net sales                   $11,495,129      100.0%    $6,525,555   100.0%

Cost of goods sold             6,137,793      53.4%    3,452,137     52.9%
                             -----------               ----------

     Gross profit             5,357,336       46.6%     3,073,418    47.1%
                             -----------               ----------

Operating expenses:
  Selling                     1,033,694        9.0%       801,454    12.3%
  General and administrative  1,499,545       13.0%       841,102    12.9%
  Research and development    1,415,196       12.3%    1,207,792     18.5%
  Stock compensation            210,539        1.8%       27,540      0.4%
  Expenses relating to
   accounting restatements
   and the related
   shareholder litigation     1,248,067       10.9%             0
                              ----------                ---------

     Total operating expenses 5,407,041       47.0%    2,877,888     44.1%
                              ----------                ---------

     Operating income (loss)    (49,705)      (0.4%)     195,530      3.0%

Other income (expense):
Interest income                  157,706       1.4%        56,891     0.9%
  Interest expense             (329,134)      (2.9%)    (210,324)
(3.2%)
  Other, net                     19,931        0.2%           382     0.0%
                              ----------                ---------

     Total other expense       (151,497)      (1.3%)    (153,051)
(2.3%)
                              ----------                ---------

     Net income (loss)        ($201,202)      (1.8%)      $42,479     0.7%
                              ==========                =========

Basic earnings
 (loss) per share                ($0.03)                    $0.01
                              ==========                =========

Diluted earnings (loss)
 per share                       ($0.03)                    $0.01
                              ==========                =========

Weighted average shares
 outstanding - basic          7,070,702                5,667,523
                              ==========                =========

Weighted average shares
 outstanding - diluted        7,070,702                 6,150,984
                              ==========                =========

                           VARI-L COMPANY, INC.

                         STATEMENTS OF OPERATIONS

                                (unaudited)

                                        Six months        Six months
                                      Ended June 30,    ended June 30,
                                           2000              1999
                                      --------------   ---------------
                                                          (restated)

Net sales                         $17,157,541 100.0%   10,773,177 100.0%

Cost of goods sold                10,310,940   60.1%   5,581,693   51.8%
                                  -----------         -----------

     Gross profit                   6,846,601  39.9%    5,191,484  48.2%
                                  -----------         -----------

Operating expenses:
  Selling                           1,869,073  10.9%    1,469,563  13.6%
  General and administrative       2,256,658   13.2%    1,634,567  15.2%
  Research and development          2,772,404  16.2%    2,183,464  20.3%
  Stock compensation                  492,609   2.9%       54,642   0.5%
  Expenses relating to accounting
   restatements and the related
   shareholder litigation             469,347   2.7%            0
                                  -----------         -----------

     Total operating expenses      7,860,091   45.8%   5,342,236   49.6%
                                  -----------         -----------

       Operating loss             (1,013,490)  (5.9%)   (150,752)  (1.4%)

Other income (expense):
  Interest income                    314,921    1.8%     117,075    1.1%
  Interest expense                  (453,059)  (2.6%)   (459,695)  (4.3%)
  Other, net                         (27,625)  (0.2%)    (24,600)  (0.2%)
                                  -----------         -----------

       Total other expense          (165,763)  (1.0%)   (367,220)  (3.4%)
                                  -----------         -----------

       Net loss                  ($1,179,253)  (6.9%)  ($517,972)  (4.8%)
                                  ===========         ===========

Loss per share                        ($0.17)             ($0.09)
                                  ===========         ===========

Diluted loss per share                ($0.17)             ($0.09)
                                  ===========         ===========

Weighted average
 shares outstanding                 7,042,247           5,499,713
                                  ===========         ===========

Weighted average
 shares outstanding - diluted       7,042,247           5,499,713
                                  ===========         ===========


                                           Year ended
                                          December 31,
                                              1999
                                          ------------
                                           (restated)

Net sales                            $24,212,249    100.0%

Cost of goods sold                    12,811,300     52.9%
                                     -----------

     Gross profit                     11,400,949     47.1%
                                     -----------

Operating expenses:
  Selling                              3,147,800     13.0%
  General and administrative           3,608,977     14.9%
  Research and development             4,800,073     19.8%
  Stock compensation                     112,156      0.5%
  Expenses relating to accounting
   restatements and the related
   shareholder litigation                      0
                                     -----------

     Total operating expenses         11,669,006     48.2%
                                     -----------

       Operating loss                  (268,057)     (1.1%)

Other income (expense):
  Interest income                        261,827      1.1%
  Interest expense                     (878,524)     (3.6%)
  Other, net                            (32,381)     (0.1%)
                                     -----------

       Total other expense             (649,078)     (2.7%)
                                     -----------

       Net loss                       ($917,135)     (3.8%)
                                     ===========

Loss per share                            ($0.16)
                                     ===========

Diluted loss per share                    ($0.16)
                                     ===========

Weighted average
 shares outstanding                   5,680,287
                                     ===========

Weighted average
 shares outstanding - diluted         5,680,287
                                     ===========


                           VARI-L COMPANY, INC.

                    EFFECTS OF RESTATEMENT ADJUSTMENTS

                       As of and for the year ended
                             December 31, 1999

                                (unaudited)

                                             Net income   Shareholders'
                                               (loss)         equity
                                            -----------    ------------

Amounts as previously reported               $3,403,000     $49,822,000

Restatement adjustments:

          Accounts receivable                   (3,483)       (936,010)

          Inventories                       (1,311,070)     (5,789,898)

          Prepaid expenses                       77,225     (1,137,526)

          Property and equipment            (4,008,550)    (25,577,533)

          Intangibles and other assets        (665,868)     (3,530,271)

          Accrued expense                     (393,904)     (2,207,704)

          Deferred income taxes               2,097,671       3,730,000

          Stock compensation expense          (112,156)              -
                                             ----------     -----------

Total restatement adjustments               (4,320,135)    (35,448,942)
                                             ----------     -----------

Amounts as restated                          ($917,135)     $14,373,058
                                             ==========     ===========

                           VARI-L COMPANY, INC.

                              BALANCE SHEETS

                                (unaudited)



                              September 30,      June 30,    December 31,
         ASSETS                    2000            2000          1999
                              -------------     ---------    ------------
                                                              (restated)

Current assets:
  Cash and cash equivalents      $6,256,827    $10,709,495   $14,721,048
  Trade accounts receivable, net  7,716,580      5,881,279     4,075,990
  Inventories                    7,268,252      7,434,660      4,465,102
  Prepaid expenses and other        612,574        189,485        22,474
                                -----------    -----------    -----------

     Total current assets       21,854,233     24,214,919     23,284,614
                                -----------    -----------    -----------

Property and equipment:
  Machinery and equipment         9,933,858      9,719,676     8,125,525
  Furniture and fixtures           763,983         720,971       668,368
  Leasehold improvements          1,562,282      1,538,575     1,486,045
  Leased property                  160,026        125,726         97,692
                                -----------    -----------    -----------

                                12,420,149     12,104,948     10,377,630

  Less accumulated depreciation
      and amortization            5,173,612      4,767,159     4,048,163
                                -----------    -----------    -----------

     Net property and equipment  7,246,537      7,337,789      6,329,467

Other assets                       698,912        697,185        625,729
                                -----------    -----------    -----------

     Total assets              $29,799,682    $32,249,893    $30,239,810
                                ===========    ===========    ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable         $2,892,994     $4,182,270    $2,385,130
  Accrued expenses               2,128,356       1,724,995     2,220,750
  Notes payable and current
   installments of long-term
   obligations                    9,978,077     11,566,386    11,159,081
                                -----------    -----------    -----------

     Total current liabilities  14,999,427     17,473,651     15,764,961

Long-term obligations                98,407         91,666       101,791
                                -----------    -----------    -----------

     Total liabilities          15,097,834      17,565,317    15,866,752

Total stockholders' equity       14,701,848     14,684,576    14,373,058
                                -----------    -----------    -----------

     Total liabilities and
      stockholders' equity      $29,799,682    $32,249,893   $30,239,810
                                ===========    ===========    ===========